LAZARD RETIREMENT SERIES, INC.
                        AGREEMENT PURSUANT TO RULE 22c-2

This Agreement is entered into as of the date indicated below, by and between Lazard Asset Management Securities LLC ("Fund Agent") and the counterparty signing below ("Intermediary"), acting on behalf of Valley Forge Life Insurance Company and its separate accounts that use a portfolio of Lazard Retirement Series, Inc. (the "Fund") as an underlying investment medium, pursuant to Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended. Capitalized terms not otherwise defined are defined in Section 3 of this Agreement.

The terms and conditions of this Agreement are as follows:

1.       Shareholder Information.

         (a) Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request (which may include electronic writings and facsimile transmissions, a "Request"), the taxpayer identification number (the "TIN"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Fund shares ("Shares") held through an account with Intermediary (an "Account") during the period covered by the Request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares. ("Transaction Information")

(i) Period and Frequency Covered by Request. Fund requests for Shareholder Information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Requests must set forth a specific period, not to exceed 90 days from the date of the Request for which Transaction Information is sought. The Fund may request Transaction Information older than 90 days from the date of the Request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

(ii) Form and Timing of Response. Intermediary agrees to transmit the requested Transaction Information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days after receipt of a Request. To the extent practicable, the format for any Transaction Information provided to the Fund should be consistent with the NSCC Standardized Data Report Format, or any other format acceptable to the Fund.


(iii) Limitations on Use of Transaction Information.. The Fund agrees to only use the Transaction Information for the purposes of identifying Shareholders who may be violating the Funds policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. The Fund agrees that the Transaction Information is confidential and that the Fund will not share the Shareholder Information externally, unless the Intermediary provides the Fund with prior written consent to share such Transaction Information. The Fund further agrees not to share the Transaction Information internally, except on a "need to know basis." The Fund further agrees that in the event of a breach of confidentiality with respect to Transaction Information, the Fund will notify the Intermediary immediately.

         (b) Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund (which may include electronic writings and facsimile transmissions) to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in Shares (directly or indirectly through an Account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

                  (i) Form of Instructions. Instructions must include the TIN, if known, and the specific prohibition(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

                  (ii) Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by Intermediary.

(iv) Confirmation by Intermediary. Intermediary agrees to provide written confirmation to the Fund as soon as reasonably practicable that instructions have been executed, but not later than 10 business days after the instructions have been executed.

(v) Redemption Fees. The Fund is currently not subject to a redemption fee. If the Fund ultimately decides to impose a redemption fee on variable contracts, the Fund agrees to notify the Intermediary at least six (6) months in advance so that the Intermediary can program its systems to administer the fee.

2. Share Holdings Through Indirect Intermediaries. Intermediary will use best efforts to determine, promptly upon the request of the Fund, but not later than five business days after receipt of the Request by Intermediary, whether any other person that holds Shares through Intermediary is an "indirect intermediary" as defined in the Rule ("Indirect Intermediary") and, upon further request from the Fund:

(a) provide (or arrange to have provided) the identification and Transaction Information set forth in Section l(a) of this Agreement regarding a Shareholder who hold Shares through the Indirect Intermediary; or

(b) prohibit the indirect intermediary from purchasing Shares on behalf of itself or other persons.

3. Definitions. For purposes of this paragraph:

(a) The term "Fund" includes not only Lazard Retirement Series, Inc., but also Fund Agent, as distributor of its Shares, and the transfer agent of Shares, each acting on behalf of Lazard Retirement Series, Inc.

(b) The term "Shareholder" means any person that is a party to a variable annuity or variable life insurance contract with the Insurance Company that uses a portfolio of the Fund as an underlying investment medium.

(c) The term "Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a
     Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of
     "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

(d) The term "Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

4. Term. This Agreement will remain in effect so long as Intermediary is deemed to be a "financial intermediary" (as defined in the Rule) with respect to Lazard Retirement Series, Inc. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements

5. Other Agreements; Amendments.

(a) Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

(b) No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby.

6. No Agency. Nothing in this Agreement shall be construed to establish a joint venture between Fund Agent and Intermediary or establish either as an agent, partner or employee of the other.

7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

8. Notices. Requests for Transaction Information must be sent in writing to the following address:

                  Phoenix Life Insurance Company
                  Attention: Michael Marshall
                  31 Tech Valley
                  East Greenbush, New York 12061

Phoenix Life Insurance Company on behalf of Valley Forge Life Insurance Company and its separate accounts that use a portfolio of the Fund as an underlying investment medium.

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
Date: 03/20/07                                       By:      /s/ Gina Collopy O'Connell
      --------------------------------------                  -----------------------------------
                                                              Name:    Gina Collopy O'Connell
                                                              Title:   SVP, L&A Fin & Inf Mgmt

Please return two signed copies of this Agreement to Lazard Asset Management Securities LLC, and one fully executed copy will be returned.

                                                     Accepted:
                                                     LAZARD ASSET MANAGEMENT SECURITIES LLC


Date:  3/27/07                                       By:      /s/ Charles L. Carroll
      --------------------------------------                  -----------------------------------
                                                              Name:    Charles L. Carroll
                                                              Title:   Deputy Chairman
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